FIRST FINANCIAL CORPORATION ANNOUNCES EXPECTED CHARGE TO SECOND
          QUARTER EARNINGS AND PAYMENT OF QUARTELY DIVIDEND

Stevens Point, Wisconsin, May 26, 1994. First Financial Corporation (FFHC-OTC) today reported that a rating agency has downgraded three privately issued adjustable rate mortgage-backed securities in which First Financial has interests aggregating approximately $34 million. The Company previously reported that two of these securities, aggregating approximately $21 million, had been placed on non-accrual status.

As a result of this recent development and the availability of additional related information, the Company anticipates establishing reserves which will result in a one-time after tax charge to earnings in the second quarter of approximately $6 million or $.24 per share.

"It should be stressed that this is an isolated event which will not impact the basic fundamentals of our Company, which remain strong. We have taken quick and appropriate action on this matter to ensure that there will be no further effect on our future earnings and the Company's performance record," said John C. Seramur, president and chief executive officer.

The Company also announced that its Board of Directors has approved a regular quarterly cash dividend of $.10 per share on its common stock. The dividend is payable to shareholders of record June 15, and will be paid on June 30, 1994.

This dividend is the 54th consecutive quarterly dividend paid by the company since it went public in 1980.

First Financial Corporation is the holding company for First Financial Bank, FSB, Wisconsin's largest thrift institution and First Financial-Port
Savings Bank, FSB. The Corporation has $4.9 billion in assets and operates 124 banking offices in Wisconsin and Illinois.